Exhibit 3.14

LIMITED LIABILITY COMPANY AGREEMENT
OF
OLD HICKORY STEAMWORKS, LLC
This Limited Liability Company Agreement (this “Agreement”) of Old Hickory Steamworks, LLC (the “Company”), is entered into by the person or entity named as Member in Exhibit A hereto, as the sole member of the Company (the “Member”), as of November 1, 2009.
The Member hereby forms a limited liability company agreement under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et. seq.), as amended from time to time (the “Act”), pursuant to this Agreement and the Certificate of Formation which has been filed with the Secretary of State of the State of Delaware (the “Certificate of Formation”) in connection with the execution of this Agreement, and hereby agrees as follows:
1. Name. The name of the Company is Old Hickory Steamworks, LLC. The business of the Company shall be conducted under such name or such other names that comply with applicable law as the Member may from time to time deem necessary or desirable.
2. Purpose and Powers. The purpose of the Company shall be to engage in any lawful business or activity for which limited liability companies may be formed under the Delaware Act. The Company shall possess and may exercise all of the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company.
3. Principal Office; Registered Office and Registered Agent. The principal office of the Company shall be located at 70 Old Hickory Boulevard, Old Hickoty, Tennessee 37138, or at such other place as the Member may from time to time designate, and all business and activities of the Company shall be deemed to have occurred at its principal office. The address of the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19808 and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Trust Company.
4. Member. Simultaneously with its execution of this Agreement, the Member is hereby admitted as the sole member of the Company and agrees to be bound by the terms of this Agreement. The Member shall have the sole limited liability company interest (as defined in the Delaware Act) in the Company (the “Interest”) and the respective other rights, powers, duties and obligations provided in the Delaware Act, except, to the extent permitted by the Delaware Act, as otherwise provided herein.
5. Capital Contribution. The Member will make a contribution to the capital of the Company in the amount set forth opposite the Member’s name on Exhibit A hereto. The Member shall have the right, but not the obligation, to make additional capital contributions to the Company as the Member in its sole discretion may determine.
6. Capital Account. The Company shall maintain for the Member a capital account in accordance with this Section 6. The Member’s capital account shall have an initial balance equal to the amount of cash constituting the Member’s initial contribution to the capital of the Company. The Member’s capital account shall be increased by the sum of (a) the amount of cash or securities constituting additional contributions by the Member to the capital of the Company, plus (b) any profits allocated to the Member’s capital account pursuant to Section 7. The Member’s capital account shall be reduced by the sum of (a) the amount of cash and the fair value of any property distributed by the Company to the Member, plus (b) any losses allocated to the Member’s capital account pursuant to Section 7.
7. Allocations and Distributions. The net profits and net losses of the Company, and other items of income, gain, loss, deduction and credit, will be allocated one hundred percent (100%) to the Member for capital account and federal income tax purposes, and the Company, as a separate entity, is to be disregarded for federal income tax purposes. Subject to Sections 18-607 and 18-804 of the Delaware Act, the Company shall make such distributions to the Member as the Member determines.
8. Management by Member.
(a) The management and control of the Company shall be vested entirely in the Member. The Member shall have all the rights and powers that are conferred by law or are otherwise necessary, advisable or convenient to the discharge of the Member’s duties and to the management of the business and affairs of the Company.
(b) The Member may delegate its authority to act on behalf of the Company and to manage the affairs of the Company to one or more officers of the Company appointed by the Member. The Member may from time to time create offices of the Company, designate powers that may be exercised by such office, and appoint, authorize and empower any person as an officer of the Company (“Officer”) to direct such office. The Member may remove any Officer at any time and may create, empower and appoint such other Officers of the Company as the Member may deem necessary or advisable to manage the day to day affairs of the Company. To the extent delegated by the Managing Member, the Officers shall have the authority to act on behalf of, bind, execute and deliver documents in the name of and on behalf of the Company. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no person other than the Member or such Officers designated by the Member shall have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. No person or entity dealing with the Company shall have any obligation to inquire into the power or authority of the Member or any Officer acting for such purposes on behalf of the Company.
9. Authorized Persons. The member hereby appoints each of John J. Juric, Michael D. Craig and John J. Herbst as authorized signatory of the Company (each, and “Authorized Signatory”). Each Authorized Signatory is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file, as applicable: (a) the Certificate of Formation of the Company (and any amendments and/or restatements thereof), applications for tax identification numbers, and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business, and (b) such other agreements and instruments in connection with the matters and transactions otherwise approved by the Company with respect to conducting its business.
10. Transfer of Interest; Admission of Additional Members. The Member may assign its Interest in whole or in part at any time. Upon assignment of the Member’s entire Interest to a transferee, the transferee shall automatically be deemed admitted to the Company as a substituted member of the Company, the Member shall simultaneously be deemed to have resigned from the Company as a member of the Company, and the Company shall continue without dissolution (and all applicable references herein to the “Member” shall be read as references to the transferee as the substituted member of the Company); provided, in any event, that the transferee must agree in a document or instrument to be bound by the terms of this Agreement. One or more additional members of the Company may be admitted to the Company with the consent of the Member. Upon the admission to the Company of any additional member(s), the members of the Company shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the Company to be classified as a partnership or corporation for federal income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the Company from a single member limited liability company to a limited liability company with two or more members.
11. Resignation of Members; Events of Bankruptcy. Except as provided in the mandatory provisions of the Delaware Act and pursuant to the second sentence of Section 9, no right is given to any member of the Company to resign from the Company. The Member shall not cease to be a member of the Company upon the happening of any of the events specified in Section 18-304 of the Delaware Act.
12. Dissolution and Term of the Company. The Company shall dissolve upon any act or event causing the dissolution of the Company under the Delaware Act, unless, if permitted by the Delaware Act, the Company is continued in accordance with the Delaware Act. Subject to an earlier dissolution as described in the preceding sentence, the Company shall have a perpetual existence.
13. Limitation of Liability and Indemnification of Member.
(a) Except as otherwise required by the Delaware Act, the Member shall not be liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a member of the Company.
(b) The Member shall not be liable to the Company or to any other member of the Company or other person or entity who may become a party to or bound by this Agreement for any breach of this Agreement or of any duties (including fiduciary duties) arising under or in connection with this Agreement or the Company other than for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(c) To the fullest extent permitted by applicable law, the Company shall (i) indemnify and hold harmless any person or entity and such person’s or entity’s executors, administrators, heirs, legal representatives, successors and assigns (each, a “Covered Person”) who was or is a party or was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or entity is or was a member, manager, officer, authorized person, employee or agent of the Company or is or was serving at the request of the Company as a member, manager, director, officer, authorized person, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, against all expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses incurred or suffered by such Covered Person in connection with such action, suit or proceeding and (ii) advance expenses incurred by such Covered Person in defending or otherwise participating in such action, suit or proceeding in advance of its final disposition to the fullest extent permitted by applicable law upon receipt of an undertaking by the Covered Person to repay such amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Covered Person is not entitled to be indemnified by the Company for such expenses under this Section 13 or otherwise.
14. Fiscal Year; Tax Matters. The fiscal year of the Company for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”). The Member acknowledges and agrees that the Company is a domestic entity classified as a partnership for federal income tax purposes as provided in Treas. Reg. § 7701-3. The Company’s books of account shall be maintained on a basis consistent with such treatment.
15. Amendment. This Agreement may be amended by the Member; provided, however, that any amendment to this Agreement must be in writing and signed by the Member.
16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles. The Member hereby consents to (i) the non-exclusive jurisdiction of the courts of the State of Delaware, and (ii) service of process by mail.
17. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the date first written above.
MEMBER:
Fiberweb, Inc.
By:
Name: John Herbst
Title: General Counsel, Americas
Signature page to Limited Liability Company Agreement

ANNEX A
Member
Membership
Interest
Capital
Contribution
Fiberweb, Inc.
100%
$3,000,000
70 Old Hickory Boulevard Old Hickory,
Tennessee 37138